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                                                             EXHIBIT 99

                   MONSANTO COMPANY AND SUBSIDIARIES

         COMPUTATION OF THE RATIO OF EARNINGS TO FIXED CHARGES

                         (DOLLARS IN MILLIONS)

                                           SIX MONTHS
                                             ENDED
                                           JUNE 30,                                 YEAR ENDED DECEMBER 31,
                                     -------------------         ----------------------------------------------------------

                                     1994          1993          1993         1992          1991          1990         1989
                                     ----          ----          ----         ----          ----          ----         ----


Income from continuing operations
 before provision for income
 taxes...........................     $670          $525*        $729*        $(174)*        $354*         $716        $  954

Add

  Fixed charges..................       94            95          184           231           233           248           233

  Less capitalized interest......       (5)           (6)         (12)          (16)          (24)          (29)          (22)

  Dividends from affiliated
   companies.....................       -             -             5             5             5             6             7

Less equity income (add equity
 loss) of affiliated companies...       (4)          (14)         (20)           (1)           (3)           11            (1)
                                      ----          ----         ----         -----          ----          ----        ------

Income as adjusted...............     $755          $600         $886         $  45          $565          $952        $1,171
                                      ----          ----         ----         -----          ----          ----        ------

Fixed charges

  Interest expense...............     $ 67          $ 66         $129         $ 169          $166          $176        $  176

  Capitalized interest...........        5             6           12            16            24            29            22

  Portion of rents representative
   of interest factor............       22            23           43            46            43            43            35
                                      ----          ----         ----         -----          ----          ----        ------

Fixed charges....................     $ 94          $ 95         $184         $ 231          $233          $248        $  233
                                      ----          ----         ----         -----          ----          ----        ------

Ratio of earnings to fixed
 charges.........................     8.03          6.32         4.82          0.19          2.42          3.84          5.03
                                      ----          ----         ----          ----          ----          ----          ----

- - -----

*Includes unusual gain of $35 million for the first six months of 1993, restructuring expense and other unusual items of $(61) million, $699 million and $457 million for the full-year 1993, 1992 and 1991, respectively.

 Excluding this restructuring expense and other unusual items, the ratio of earnings to fixed charges would have been 5.95 for the six months ended June 30, 1993 and 4.48, 3.22 and 4.39 for the full-year 1993, 1992 and 1991, respectively.
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